Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Crystal Coovert

Executive Director, Corporate Communications

(727) 579-5129

CATALINA MARKETING ELECTS ROBERT TOBIN TO BOARD

OF DIRECTORS AND ANNOUNCES $100 MILLION STOCK

REPURCHASE AUTHORIZATION

ST. PETERSBURG, FL, August 11, 2005 – Catalina Marketing Corporation (NYSE: POS) announced today that Robert G. Tobin, 67, has been elected to its board of directors. Mr. Tobin was the Chief Executive Officer of Ahold USA from 1998 until his retirement in 2001, and served as the Interim Chief Executive Officer of U.S. Foodservice for six months during 2003. Prior to his position as CEO of Ahold USA, Mr. Tobin was the Chairman and Chief Executive Officer of Stop & Shop Supermarkets from 1993 until 1998. Mr. Tobin also currently serves as a director of Landec Corporation.

Commenting on the announcement, Frederick W. Beinecke, Catalina’s chairman of the board of directors, said, “We are extremely pleased to have Bob as a board member. His depth of experience drawn from a career in the retail environment and the consumer packaged goods industry will be an asset to our board.”

The company also announced that its board of directors has authorized $100 million of funds to be available for the repurchase of the company’s common stock. The company has completed the execution of the $100 million repurchase program authorized by the board in September 2004. The company repurchased 3,917,100 shares for a total of $100 million, including 2,265,000 shares for $55.8 million in the current fiscal year pursuant to the September 2004 authorization.

In addition, the company announced that its board of directors has declared a second annual cash dividend to shareholders of $0.30 per share. The dividend will be paid on October 3, 2005 to shareholders of record as of September 19, 2005.

Mr. Beinecke commented, “We are pleased with the company management’s execution of the September 2004 $100 million share repurchase program. The board of directors’ decision to pay a second annual cash dividend and authorize another $100 million share repurchase program reflects the company’s strong cash flow and liquidity position, and our focus on enhancing the company’s long-term value for its shareholders. Even with these programs, we are confident that the company will continue to have sufficient resources to invest actively in strategic initiatives to drive future growth.”

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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